UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2007, Jeffrey C. Rachor notified Sonic Automotive, Inc. that he will be resigning his positions as President and Chief Operating Officer effective immediately, while continuing his employment with Sonic until March 23, 2007. Mr. Rachor’s employment agreement with Sonic dated November 4, 2004 will terminate on March 23, 2007, after which Mr. Rachor will continue to be bound by the restrictive covenants contained in that agreement. A copy of Mr. Rachor’s employment agreement was filed as Exhibit 10.24 to Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Mr. Rachor will continue to serve as a non-management director of Sonic following the effective date of his resignation as an officer and as an employee.

On March 13, 2007, Sonic’s Board of Directors appointed B. Scott Smith as President effective immediately. Mr. Smith will continue as Sonic’s Chief Strategic Officer, but will no longer serve as Vice Chairman. On March 13, 2007, the Board of Directors promoted David P. Cosper from Executive Vice President to the office of Vice Chairman effective immediately. Mr. Cosper will continue as Sonic’s Chief Financial Officer.

B. Scott Smith, 39, has served as Sonic’s Vice Chairman and Chief Strategic Officer since October 2002. Prior to that time, Mr. Smith was President and Chief Operating Officer since April 1997. Mr. Smith has been a director of Sonic since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of O. Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of these dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer in April 1997. Mr. Smith has over twenty years experience in the automobile dealership industry.

Sonic and Mr. Smith are parties to a Registration Rights Agreement (the “Registration Rights Agreement”) dated as of June 30, 1997 pursuant to which Mr. Smith may require Sonic to register for resale approximately 976,875 shares of Sonic common stock in certain circumstances. A copy of the Registration Rights Agreement was filed as Exhibit 4.2 to Sonic’s Registration Statement on Form S-1 (Reg. No. 333-33295). The Registration Rights Agreement expires in November 2007.

Mr. Smith and his family own 100% of Sonic Financial Corp. (“SFC”). Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $554,181 in 2006. Sonic also rents various aircraft owned by SFC, subject to their availability, primarily for business-related travel by Sonic executives. Sonic incurred costs in an aggregate amount of approximately $1,184,292 for the use of these aircraft during 2006. Because Mr. Smith and his family own 100% of SFC, under applicable SEC regulations, the amount of Mr. Smith’s interest in this transaction may be

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deemed to be the entire amount of the respective transactions. In addition, certain of Sonic’s dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of Speedway Motorsports, Inc. (“SMI”), for resale to service customers of the dealerships in the ordinary course of business. Total purchases by Sonic dealerships either directly through Oil Chem or indirectly through an Oil Chem distributor totaled approximately $1,391,910 in 2006. Because SFC owns approximately 51.5% of SMI, under applicable SEC regulations, the amount of Mr. Smith’s interest in this transaction may be deemed to be approximately $716,834. Finally, Mr. Smith is a board member of Speedway Children’s Charities, a non-profit organization founded by Mr. Smith’s father O. Bruton Smith. Sonic donated $306,105 to Speedway Children’s Charities in 2006.

David P. Cosper, 52, is Sonic’s Executive Vice President and Chief Financial Officer. Mr. Cosper joined Sonic Automotive on March 1, 2006 as Executive Vice President and became Sonic’s Chief Financial Officer and Treasurer on March 16, 2006. Mr. Cosper served as Treasurer through the end of 2006 and relinquished the position in February 2007. Prior to joining Sonic, he was Vice Chairman and Chief Financial Officer of Ford Motor Credit Company, a position held since 2003. From 1979, when he joined Ford Motor Company, Mr. Cosper served in a variety of positions in Ford Motor Company and Ford Motor Credit Company, including Vice President and Treasurer of Ford Motor Credit Company and Executive Director of Corporate Finance at Ford Motor Company. In such positions, he was responsible for worldwide profit analysis and treasury matters, risk management, business planning, and competitive and strategic analysis.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss Senior Vice President and General Counsel

Dated: March 13, 2007

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